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EXHIBIT 99.B10

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 13/88 to Registration Statement No. 333-34741/811-05200 of MetLife Investors Variable Annuity Account One on Form N-4 of our reports dated April 4, 2003 relating to MetLife Investors Variable Annuity Account One, and our report dated March 7, 2003 relating to MetLife Investors Insurance Company, appearing in the Statement of Additional Information on Form N-4 of MetLife Investors Insurance Company for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill and other intangible assets to conform to the Statement of Financial Accounting Standards No. 142), and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
March 25, 2004